Exhibit 99.1

INFORMATION UPDATE

In this information update, except as otherwise indicated, the words “United Refining,” “we,” “us,” “our” and “ours” refer to United Refining Company together with its subsidiaries.

FORWARD-LOOKING STATEMENTS

This information update contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things, United Refining Company and its subsidiaries’ current expectations with respect to future operating results, future performance of its refinery and retail operations, capital expenditures and other financial items. Words such as “expects”, “intends”, “plans”, “projects”, “believes”, “estimates”, “may”, “will”, “should”, “shall”, “anticipates”, “predicts”, and similar expressions typically identify such forward-looking statements in this information update.

By their nature, all forward-looking statements involve risks and uncertainties. All phases of our operations involve risks and uncertainties, many of which are outside of our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

Although we believe our expectations are based on reasonable assumptions within the bounds of our knowledge, you are cautioned that such statements are only projections and that actual events or results may differ materially depending on a variety of risk factors related to our business, including the following:

•	Our earnings are subject to volatility of crude oil prices and refining margins.

•	Economic turmoil in our local market and/or a reduction in our ability to obtain capital may have an adverse impact on our business and profitability.

•	Disruption of our ability to obtain crude oil or merchandise for our convenience stores could adversely affect our operations.

•	A significant interruption in our Warren, Pennsylvania refinery could adversely affect our business.

•	We operate in a competitive environment.

•	Our refining operations are concentrated.

•	We are subject to stringent environmental regulations

•	Our ability to pass on taxes to our customers may be limited.

•	Nature of demand for asphalt is seasonal and depends on government funding.

•	John A. Catsimatidis indirectly controls all of our outstanding voting stock.

•	Our pension plan is currently underfunded.

•	Changes in credit profile could adversely affect our business.

•	A substantial portion of our skilled workforce is represented by labor unions and covered by collective bargaining agreements.

•	Our petroleum business is seasonal.

In addition to the factors listed above, our actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation:

•	the demand for and supply of crude oil and refined products;

•	the spread between market prices for refined products and market prices for crude oil;

•	repayment of debt;

•	general economic, business and market conditions;

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in our markets;

•	the possibility of inefficiencies or shutdowns in refinery operations or pipelines;

•	the availability and cost of financing to us;

•	environmental, tax and tobacco legislation or regulation;

•	volatility of gasoline prices, margins and supplies;

•	merchandising margins;

•	labor costs;

•	level of capital expenditures;

•	customer traffic;

•	weather conditions;

•	acts of terrorism and war;

•	business strategies;

•	expansion and growth of operations;

•	future projects and investments;

•	expected outcomes of legal and administrative proceedings and their expected effects on our financial position, results of operations and cash flows; and

•	future operating results and financial condition.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date of this information update.

RECENT DEVELOPMENTS

For the month of December 2010, we estimate on a preliminary basis that our EBITDA was approximately $8.6 million (with preliminary estimates of net income, interest expense, income tax expense, depreciation and amortization of $3.3 million, $2.8 million, $1.8 million and $1.8 million, respectively). The estimated preliminary December results are based upon unaudited, one-month internal financial statements that were not prepared with a view towards public disclosure and have not been reviewed by our independent public accountants. Monthly results may not be proportionately representative of the result, that may be achieved for a full quarter or 12-month reporting period. Accordingly, you should not place undue reliance on these estimated preliminary December results.

On January 14, 2011, we entered into an Asphalt Purchase and Sale Agreement and Asphalt Product Throughput and Terminal Services Agreement (together, the “Asphalt Agreements”) with United Refining Asphalt, Inc. (“URA”), a variable interest entity formed by United Refining, Inc. (our “Parent”) in connection with the Asphalt Agreements, under the terms of which we may sell asphalt to URA during the winter months at such times and in such amounts as may be mutually agreed by the parties, and are required to provide storage and related services until such asphalt is resold and delivered to third parties during the summer months. URA has received financing for up to $30 million in purchases under the agreements, and was capitalized with $15 million in cash by our Parent. The winter months are typically a time of depressed asphalt pricing. This agreement provides us with incremental liquidity to allow us to continue to produce asphalt during the winter months in anticipation of an improved pricing environment during the summer months. Under the Asphalt Agreements’ terms, if we sell asphalt to URA during the winter and after URA has made all outstanding payments under a loan agreement to a third party lender, including interest, URA would pay us 90% of the profits from summertime asphalt sales to third parties, less an accommodation fee of $3.00 per ton of asphalt sold. We expect to consolidate URA into our financial statements.

We have entered into an amendment to our revolving credit facility with PNC Bank, N.A., as Agent Bank (the “Revolving Credit Facility”), to permit us to issue additional debt to refinance our 10 1/2% Senior Notes due 2012. In connection therewith, we will enter into an Intercreditor Agreement relating to, among other things, rights of access to the collateral used to secure additional indebtedness. In addition, we have received a proposal from PNC Bank, N.A. for the syndication of a new $175,000,000 revolving credit facility, which contemplates PNC Bank, N.A. underwriting up to $50,000,000 of such new facility subject to definitive documentation, due diligence and other customary conditions.

On February 18, 2011, our parent received a federal income tax refund for fiscal 2010 in the amount of $38.5 million, which it contributed to us and which we intend to use to pay down our Revolving Credit Facility.